Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of March 23, 2004, by and among FMW Acquisition, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as “Purchaser”), Tempus International Corp., a corporation duly organized and existing under the laws of the State of Florida (hereinafter referred to as “Tempus” or the “Company”) and Jack Barouh, an individual residing in the State of Florida (hereinafter referred to as “Seller”).

RECITALS

WHEREAS,  Seller owns 100% of the issued and outstanding shares of common stock of the Company (the “Shares”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares upon the terms and conditions hereinafter described; and

NOW, THEREFORE, Purchaser and Seller, in consideration of mutual premises and covenants contained herein, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the respective meanings indicated below:

“Accountants” shall mean the accounting firm of Gerson, Preston, Robinson & Company PA.

“Agreed Balance Sheet” means the combined balance sheets of the Company and MW Watch SA as at December 31, 2003 attached hereto as Exhibit 1.

“Business Day” shall mean a day other than Saturday or Sunday or a public holiday in Miami, Florida or Dallas, Texas.

“Cash-on-Hand” shall mean the amount of the cash deposits as reflected in the bank accounts of the Company as of the close of business on the Business Day immediately prior to Closing, less the amount of any checks outstanding on such accounts.

“Closing” shall have the meaning defined in Section 4.1 hereof.

“Closing Balance Sheet” means the combined balance sheets of the Company and MW Watch SA as of the date of Closing as determined in accordance with US GAAP, consistently applied.

“Closing Payment” shall have the meaning defined in Section 3.1(a) hereof.

“Closing Stockholders’ Equity Amount” shall have the meaning defined in Section 3.3(b)(ii) hereof.

“Collateral Transaction Documents” shall mean, collectively: (i) the Asset Purchase  Agreement between Pace International Ltd. and the Purchaser (or subsidiary of Purchaser) in accordance, in all material respects, with the terms and conditions attached hereto as Exhibit 6 (ii) the Stock Option Award Agreement between Fossil, Inc. and Seller to be effective as of Closing.

“Disclosure Schedule” shall mean the disclosure schedule prepared by Seller and attached hereto as Schedule 5.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“Escrow Account” shall mean the escrow account established pursuant to the provisions of Section  3.3.

“Escrow Amount” shall mean the sum of $1,000,000 to be deposited in the Escrow Account at Closing.

“Group Companies” shall mean, collectively, Tempus and MW Swiss.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Liabilities” shall mean all losses, liabilities, damages, costs, charges and expenses identified in Section 7.1 with respect to the Company or Seller and in Section 7.2 with respect to Purchaser.

“Independent Accountants” means Ernst & Young LLP.

“Intellectual Property” shall include, (i) all trademarks, tradenames, service marks, and any applications, filings (whether prepared, submitted, withdrawn, accepted or rejected) and renewals for any of the foregoing, as well as all common law rights to the foregoing associated with the Marks including any derivations thereof and registered designs, applications and rights to apply for any of those rights, trade, business, domain and company names incorporating the Mark, unregistered trade marks and service marks, copyrights, rights in designs and inventions related to the Marks;  (ii) all goodwill associated therewith; and (iii) all patents of any kind, pending or issued.

“Intellectual Property Rights” shall mean Seller’s and the Company’s right, title and interest in the Intellectual Property.

“International Registrations” shall mean the following International Trademark Registrations: MW COQUETTE, IR 785602; MW “Logo”, IR 779538; MW MICHELE and design, IR 702980; MW DECO, IR 779536; and MW URBAN, IR 779537.

“Marks” shall mean the trademarks and names as listed on Schedule 1.

“MW Swiss” shall mean MW Watch SA.

“Party” shall mean each of Purchaser, the Company and Seller (collectively, the “Parties”).

“Patents” shall mean the design patents listed on Schedule 1.1.

“Post-Closing Balance Sheet Adjustments” shall mean the adjustments in the Purchase Price in accordance with the provisions hereof.

“Purchase Price” shall mean the purchase price for the Shares according to the provisions of Section 3.1

“Stockholders’ Equity” shall mean the stockholders’ equity of the Company as of any date of determination.

“Survival Period” shall have the meaning defined in Section 7.4 hereof.

“Tempus Financial Statements” shall mean the financial statements of the Company for the years ended December 31, 2003 and December 31, 2002 attached hereto as Exhibit 2.

ARTICLE 2

PURCHASE AND SALE

Section 2.1            Sale and Transfer of Shares.  In consideration of and in reliance upon the representations, warranties and covenants contained herein and subject to the terms and conditions of this Agreement, the Seller agrees to sell free and clear of any Encumbrance, and Purchaser agrees to purchase, at the Closing, all of the Shares.

ARTICLE 3

CONSIDERATION

Section 3.1             Purchase Price.  Subject to the Post-Closing Balance Sheet Adjustment herein, the total purchase price (the “Purchase Price”) for the Shares shall be an amount equal to the sum of:

(a)                                  $40,000,000 (the “Closing Payment”) plus

(b)                                 the Stockholders’ Equity as of the Closing Date.

Section 3.2             Payment of Purchase Price.  The Purchase Price payable pursuant to Section 3.1 above shall be paid as follows:

(a)           Closing Payment:  The Closing Payment, less the Escrow Amount, shall be paid to Seller at Closing in accordance with the provisions hereof.

(b)           Stockholders’ Equity as of the Closing Date:  At Closing, Purchaser shall pay to Seller an amount equal to the Stockholders’ Equity of the Company as reflected on the Agreed Balance Sheet in the following manner:

(i)                                     The Cash-on-Hand shall be distributed to Seller, and

(ii)                                  The difference between the Stockholders’ Equity as reflected on the Agreed Balance Sheet and the Cash-on-Hand shall be paid to Seller in cash (the “Closing Stockholders’ Equity Amount”).

The Post Closing Balance Sheet Adjustment Amount shall be paid to Seller or Purchaser as the case may be in accordance with the provisions of Section 3.2(c) hereof.

(c)           Post-Closing Balance Sheet Adjustment:  As soon as practical following the approval of the Closing Balance Sheet in accordance with the provisions of Section 3.2(d) hereof, the Post Closing Balance Sheet Adjustment Amount shall be paid as follows:

(i)                                     In the event that the Stockholders’ Equity of the Company as reflected on the Closing Balance Sheet is greater than the Stockholders’ Equity of the Company as reflected on the Agreed Balance Sheet, then Purchaser shall remit such difference to Seller as an increase in the Purchase Price.

(ii)                                  In the event that the Stockholders’ Equity of the Company as reflected on the Closing Balance Sheet is less that the Stockholders’ Equity of the Company reflected on the Agreed Balance Sheet, then the Seller shall remit such difference to Purchaser as a decrease in the Purchase Price from the Escrow Account.

(d)           Closing Balance Sheet Preparation:  Within seventy-five (75) days following Closing, the Seller, at Seller’s cost, shall cause the Accountants to prepare the Closing Balance Sheet reflecting the assets and liabilities of the Company as of Closing and submit the Closing Balance Sheet to Purchaser for its approval. The Closing Balance Sheet shall be prepared in accordance with US GAAP, consistently applied.  Purchaser shall have a period of twenty (20) Business Days after delivery of the Closing Balance Sheet by Seller to approve the Closing Balance Sheet or to provide recommended adjustments in writing to the Seller.  The Seller shall have a period of ten (10) Business Days following receipt of such requests to approve such requested adjustments or to provide written notice to Purchaser detailing the reason for its disagreement with such requested adjustments. In the event the Parties are unable to agree on the Closing Balance Sheet within five (5) Business Days following receipt of such notice, then the matter shall be submitted to the Independent Accountants for determination of the Closing

Balance Sheet.  The determination of the Independent Accountants shall be final and binding on the Parties.  Each of the Parties shall pay one-half of the costs and expenses of the Independent Accountants.

Section 3.3             Escrow Account.  The Parties shall deposit at Closing the Escrow Amount into the Escrow Account, to be held by Purchaser or Fossil, Inc., which account shall bear interest and shall be utilized for the purpose of: (i) funding payments due and payable towards established Indemnified Liabilities as may hereinafter arise pursuant to Section 7.1 and (ii) for payment of the Post-Closing Balance Sheet Adjustment to Purchaser in accordance with the provisions of Section 3.2(c)(ii) hereof.  The Escrow Funds, including interest thereon, shall be retained in the Escrow Account and released by the Purchaser (i) upon an undisputed Indemnitee Notice pursuant to Section 7.3 (ii) upon a final decision by an arbitrator pursuant to Section 10.5, (iii) upon the first anniversary of the Closing Date, or (iv) a joint written consent of Purchaser and Seller, whereupon in each case, any remaining funds in the Escrow Account, less the amount of any unresolved indemnification claim made by an Indemnitee pursuant to Section 7.3., shall be released to Seller.  The Escrow Account shall be under the exclusive control of Purchaser and the Escrow Amount may be commingled with other moneys of Purchaser and there shall be no requirement for segregation or separation of the funds in the Escrow Account from general corporate funds.

ARTICLE 4

CLOSING

Section 4.1             Closing Time Date and Place.  The purchase and sale contemplated herein shall be consummated at a closing (the “Closing”) to take place at the offices of Seller on April 5, 2004 or at such other date (the “Closing Date”) and place as the Parties may agree upon in writing.

Section 4.2             Seller’s Obligations at Closing.  At Closing, Seller shall deliver to Purchaser or its nominee:

(a)           the share certificates duly endorsed to Purchaser or its nominee;

(b)           evidence of the authority of each person executing a document on the Company’s behalf;

(c)           the seal (if any) of the Company and each register and minute book made up to Closing;

(d)           resignations in the agreed form, attached hereto as Schedule 4, from each director and officer of the Company;

(e)           all consents and approvals of government agencies and/or third parties set forth on Schedule 6;

(f)            a waiver from City National Bank of Florida (the “Bank”) of its right to accelerate the balance due under that certain Promissory Note between the Bank and the Company dated October 1, 1997;

(g)           a countersigned original of the Stock Option Award Agreement and the Confidentiality Agreement between Seller and Fossil, Inc. in the form attached hereto as Exhibit 4; and

(h)           a certification that (i) the Company’s and Seller’s representations and warranties set forth in Article 6 are true and correct as of the Closing Date as set forth in Section 5.1(a), and (ii) the Company and Seller have complied with their respective covenants set forth in Article 6 as set forth in Section 5.1(b) and (iii) the Company has complied with the provisions of Section 5.1(h).

Section 4.3             Purchaser’s Obligations at Closing.  At the Closing, Purchaser shall deliver to Seller:

(a)           The Closing Payment, less the Escrow Amount, in accordance with the provisions hereof;

(b)           The Cash-On-Hand;

(c)           The Closing Stockholders’ Equity Amount;

(d)           Evidence of the authority of each person executing a document referred to herein on Purchaser’s and Fossil, Inc.’s behalf;

(e)           A copy of the minutes of a duly held meeting of the directors of Purchaser (or a duly constituted committee thereof) authorizing the execution by Purchaser of the document and, where such execution is authorized by a committee of the board of directors of Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or a copy of the power of attorney conferring the authority;

(f)            An offer of employment to Seller in the form and under the terms and conditions specified on Exhibit 5 hereto;

(g)           A countersigned original of the Stock Option Award Agreement and Confidentiality Agreement between Seller and Fossil, Inc. in the form attached hereto as Exhibit 4; and

(h)           A certification that (i) the Purchaser’s representations and warranties set forth in Article 6 are true and correct as of the Closing Date and (ii) Purchaser has complied with its covenants set forth in Article 6.

Section 4.4             Further Actions of the Parties.  Seller shall take all actions following Closing as may be necessary to more fully perfect title in the Shares to Purchaser.  Purchaser shall, for a period of seven (7) years from the Closing Date, preserve and keep any books and records of the Company which may be needed by Seller in connection with the preparation of tax returns for, or the prosecution or defense of tax audits relating to, the Company for any period ending on or before the Closing Date. After the Closing, Purchaser shall permit Seller and his professional advisors reasonable access to all books and records of the Company, and shall provide such assistance to Seller, as may be necessary or advisable in connection with the preparation of tax returns and amended tax returns for, the securing of tax refunds of, or the prosecution or defense of tax audits relating to, the Company or other third party claims or as may otherwise be reasonably requested by Seller for a reasonable business purpose.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1             Purchaser’s Conditions Precedent.  Except as may be waived by Purchaser, the obligations of Purchaser are subject to the fulfillment at or prior to Closing of the following conditions:

(a)           Representations and Warranties – The representations and warranties made by the Company and Seller in this Agreement, as qualified by the Disclosure Schedule, or any certificates or documents delivered pursuant to the provisions hereof shall be true and correct when made, and shall be true and correct in all respects (to the extent qualified by materiality) and in all material respects (to the extent not qualified by materiality) on the Closing Date as though such representations and warranties were made on and as of such date.

(b)           Covenants – The Company and Seller shall have performed and complied in all material respects with all covenants to be performed by it or him prior to Closing.

(c)           Material Change.  No material adverse change in the financial condition or results of operation of the Group Companies, taken as a whole, shall have occurred prior to Closing.

(d)           Collateral Transaction Documents – The Collateral Transaction Documents shall have been executed and delivered by the Company and/or Seller and, if applicable, Pace International, Ltd.

(e)           HSR clearance – The applicable waiting period under the HSR Act shall have expired or been terminated.

(f)            Intellectual Property - Seller shall have performed and complied with the Pre-Closing Intellectual Property Obligations attached hereto as Schedule 2.

(g)           Pace Assets – Seller shall have acquired all designs, drawings, technical specifications, molds and other similar items related to the business of the Company and owned, or in the possession of, Pace International, Ltd.,  free and clear of any Encumbrance from Pace International Ltd. prior to Closing.

Section 5.2             Seller’s Conditions Precedent.  Except as may be waived by Seller, the obligations of Seller are subject to the fulfillment at or prior to Closing of the following conditions:

(a)         Representations and Warranties – Purchaser’s representations and warranties shall be true and correct in all material respects as of the Closing.

(b)         Covenants – Purchaser shall have performed and complied with all covenants to be performed prior to Closing.

(c)         HSR clearance – The applicable waiting period under the HSR Act shall have expired or been terminated.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1             Representations and Warranties of Seller.  Each of the Seller and the Company represents and warrants to Purchaser that the statements contained in this Section 6.1 are correct and complete as of the date of this Agreement, as qualified by the  Disclosure Schedule prepared by them and attached hereto as Schedule 5 (the “Disclosure Schedule”).

(a)           Incorporation and existence.

(i)            Tempus International Corp. (“Tempus” or the “Company”) is a company incorporated under the laws of the State of Florida with the right, power and authority to conduct its business as conducted at the date of this Agreement.

(ii)           MW Watch SA (“MW Swiss” and together with Tempus, the “Group Companies”) is a company incorporated under Swiss law with the right, power and authority to conduct its business as conducted at the date of this Agreement.

(b)           Right, Power, Authority and Action – Each of the Seller and the Company has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise the rights, and perform the obligations, under this Agreement and each document to be executed by him or it, at or before Closing, in connection with this Agreement.

(c)           Binding Agreements – The obligations of each of the Seller and the Company under this Agreement and each document to be executed by him or it, at or before Closing, in connection with this Agreement are, or when the relevant document is executed will be, valid, binding, and enforceable against him or it in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d)           Information – To the best of the Seller’s knowledge, none of the information or documents concerning the Group Companies supplied to Fossil by the Group Companies or the

Seller, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained therein not misleading.

(e)           The Shares.

(i)            The authorized capital stock of Tempus consists of 7,500 shares of common stock, $1.00 par value, of which 2,333 shares are duly and validly issued, outstanding, fully paid and non-assessable (the “Shares”).

(ii)           The Seller is the sole legal and beneficial owner of the Shares, with full right, power and authority to transfer the Shares that they may be freely transferred without infringing any third party’s rights.

(iii)          Tempus owns 100 shares of MW Swiss representing 100% of outstanding capital stock of MW Swiss (the “MW Swiss Shares”).

(iv)          Neither Tempus nor MW Swiss is the legal or beneficial owner of the capital stock of any entity other than those entities identified in Section 6.1(e)(iii) above.

(v)           Except for this Agreement and other than as stipulated in their respective organizational documents, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance, sale or transfer of the Shares or the MW Swiss Shares, or outstanding securities convertible into any additional shares of capital stock of any class of the Group Companies.

(vi)          There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Shares or the MW Swiss Shares  to which the Company or Seller is a party.

(vii)         There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in respect of any of the Shares or the MW Swiss Shares  or any unissued shares of the capital stock of the Company or MW Swiss.

(f)            Financial Statements.

(i)            Seller has previously furnished to Purchaser copies of the financial statements of the Company for the years ended December 31, 2003 and December 31, 2002 (collectively, the “Tempus Financial Statements”) attached hereto as Exhibit 2.  The Tempus Financial Statements have been prepared from the Company’s books and records in accordance with GAAP (except as noted therein) and the Company’s accounting practices applied on a basis consistent with prior periods, and present fairly in all material respects the assets, liabilities and the financial condition of the Company as at each respective date.

(ii)           Seller has previously furnished to Purchaser copies of the financial statements of MW Swiss for the period ended December 31, 2003, attached hereto as

Exhibit 3, (collectively, the “MW Swiss Financial Statements” and together with the Tempus Financial Statements, the “Financial Statements”).  The MW Swiss Financial Statements have been prepared from MW Swiss’ books and records in accordance with generally accepted accounting principles in the jurisdiction of its incorporation (except as noted therein) and present fairly in all material respects the assets, liabilities and the financial condition of MW Swiss as at such date.

(iii)          None of the accounts receivable reflected on the December 31, 2003 balance sheets contained in the Financial Statements (the “Most Recent Balance Sheets”) is subject to counterclaims or set offs other than in the ordinary course of business, and, to the Seller’s knowledge, all such accounts receivable are good and collectible at the aggregate amounts reflected on the Most Recent Balance Sheets, subject to the allowances set forth therein and set offs arising in the ordinary course of business.

(iv)          The inventory, in the aggregate amount reflected on Section 6.1(f)(iv) of the Disclosure Schedule as “Sellable Inventory”, is valued at the lower of cost or fair market value, is fit and suitable for sale and is in saleable condition in the ordinary course of business at usual and customary margins.

(g)           Changes Since The Last Accounting Date.

(i)            Since December 31, 2003, the Group Companies’ businesses have been operated in the ordinary course of business, consistent with past practice and  there has been no material adverse change in the financial condition or results of operations of the Group Companies, taken as a whole.

(ii)           Since December 31, 2003, none of the Group Companies has:

(a)           acquired or disposed of, or agreed to acquire or dispose of, any asset which is material to the Group Companies’ businesses, taken as a whole, other than in the ordinary course of its business;

(b)           assumed or incurred, or agreed to assume or incur, any liability, obligation or expense (actual or contingent) which is material to the Group Companies’ businesses, taken as a whole, other than in the ordinary course of its business;

(c)           declared, paid or made a dividend or distribution except as  contemplated hereby;

(d)           changed their respective fiscal years or changed in any material respect their respective accounting methods or practices;

(e)           created, issued, acquired, repaid or redeemed any of their respective capital stock or made an agreement or arrangement or undertaken an obligation to do any of those things;

(f)            hired, or terminated the employment of, or altered the terms of employment of, any of their respective employees who is entitled to remuneration at an annual rate, or has been entitled to remuneration at an average annual rate over the last three fiscal years, of more than $100,000 nor have they paid a bonus to any such person(s) to which they are not entitled under the terms of their employment; or

(g)           issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 in the aggregate (including, without limitation, any such indebtedness to the Seller).

(iii)          Since December 31, 2003, the Group Companies’ businesses, taken as a whole, have not been materially and adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier;

(h)           Taxes. Each of the Group Companies has filed on a timely basis all material federal, state, local, foreign and other tax reports or returns required to be filed by it and has either discharged or adequately provided or reserved for the discharge of all taxes owed by it.  Since January 1, 2002, neither the Group Companies nor the Seller have been notified of any issues by any taxing authority in connection with any tax returns or other tax filings of any of the Group Companies, and no such matters are currently pending.  There is no investigation or other proceeding pending or, to the Seller’s knowledge, threatened in writing by any taxing authority that relates to a potential tax liability involving any of the Group Companies.  There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax against any of the Group Companies.

(i)            Title to Assets.  Each asset included in the Financial Statements or acquired by the Group Companies since December 31, 2003 (other than inventory or other assets disposed of in the ordinary course of business) and which is owned by any of the Group Companies is:

(i)            legally and beneficially owned solely by such company free from any Encumbrance, except as otherwise set forth on the Financial Statements;

(ii)           where capable of possession, in the possession or under the control of such company; and

(iii)          except as would not reasonably be expected to have a material adverse effect on the businesses of the Group Companies, taken as a whole, is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the ordinary course of business.

(j)            Intellectual Property

(i)            Section 6.1(j)(i) of the Disclosure Schedule lists all of the Intellectual Property that is material to the conduct of the businesses of the Group Companies as currently conducted, taken as a whole, and is legally and beneficially owned by Tempus and/or MW Swiss or which the Group Companies are licensed to use (the “Intellectual Property Rights”).  The Intellectual Property Rights are free from any license or encumbrance and no officer or stockholder of the Group Companies (other than Tempus) has any interest in any Intellectual Property Rights used in connection with the businesses of the Group Companies.

(ii)           The Group Companies have received notice of the pending claims against and/or oppositions to the Intellectual Property Rights set forth on Section 6.1(j)(ii) of the Disclosure Schedule.  Except as set forth on Section 6.1(j)(ii) of the Disclosure Schedule, to the Seller’s knowledge, the Intellectual Property Rights do not infringe the Intellectual Property rights of any third party.

(iii)          All renewal and maintenance fees and taxes due in respect of jurisdictions in which the Group Companies operate or will operate and which are or will be  payable prior to Closing in respect of each of the Intellectual Property Rights have been paid in full, except as would not reasonably be expected to have a material adverse effect on the businesses of the Group Companies, taken as a whole.

(iv)          Except as set forth on Section 6.1(j)(iv) of the Disclosure Schedule, to the Seller’s knowledge, there is no infringement or unauthorized use of any of the Intellectual Property Rights by any third party.

(k)           Insurance

(i)            Policies - Each insurance policy to which any of the Group Companies is a party, a named insured or otherwise a beneficiary of coverage is valid and in full force and effect.

(ii)           Premiums - All premiums which are due under the insurance policies referred to in Section 6.1(k)(i) have been paid.

(iii)          Claims - Neither the Seller nor any of the Group Companies has received notice from any of the Group Companies’ insurance carriers disclaiming or reserving rights with respect to any insurance policy or claim thereunder.

(l)            Real Property

(i)            Extent of property -  Section 6.1(l)(i) 5 of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Group Companies (or any of them), and (ii) each parcel of real property leased by the Group Companies (or any of them).  The Group Companies have good and marketable fee simple title to and are in possession of each parcel of real property referred to in clause (i) above.  Seller has furnished or prior to Closing will furnish to Purchaser, true and complete copies of all deeds, mortgages, certificates of occupancy, title insurance policies, title reports and similar documents with respect to the real property referred to in clause (i) above.   The property identified in Section 10.1 of the Disclosure Schedule comprises all of the land and premises occupied or used by, or in the possession of, the Group Companies.

(ii)           Lease - The copy of the lease(s) furnished to or to be furnished prior to Closing to Purchaser is/are a true and correct copy(ies) of the lease(s). The Group Companies and, to the best of the Sellers’ knowledge, the landlord(s), is/are not in material breach of the terms of the lease(s).

(iii)          Property compliance with business activity - To the Seller’s knowledge, all of the parcels of real property listed on Section 6.1(l)(i) of the Disclosure Schedule (the “Properties”) occupied by the Group Companies have been operated and maintained in compliance with all applicable laws, and all authorizations of governmental authorities required in connection with the operation thereof have been received, except where the failure to comply or the failure to obtain authorization would not reasonably be expected to have a material adverse effect on the businesses of the Group Companies, taken as a whole.

(iv)          Environmental - To the Seller’s knowledge there are no underground storage tanks located on the Properties in which any hazardous or toxic substance, material or waste which is regulated by any relevant governmental authority, is or was stored.  The Group Companies are in compliance with any environmental regulations relating to the Group Companies or the Properties, except where the failure to comply would not reasonably be expected to have a material adverse effect on the businesses of the Group Companies, taken as a whole.

(m)          Material Contracts

(i)            Section 6.1(m) of the Disclosure Schedule contains (i) a true and correct list of each written agreement, arrangement or obligation to which the Group Companies are (or any of them is) a party and (ii) a description of the material terms, conditions and provisions of each agreement, arrangement or obligation to which the Group Companies are (or any of them is) a party which is not evidenced by a written agreement (each a “Contract”) which are material to the Group Companies’ businesses taken as a whole (each a “Material Contract”).  The Seller has furnished or  prior to Closing will furnish to purchaser copies of each Material Contract and copies of each Contract which has a significant effect on the day-to-day operation of the Group Companies’ businesses.

(ii)           Neither the Group Companies (nor any of them) nor, to the Seller’s knowledge, any party with whom the Group Companies have (or any of them has) entered into a Material Contract, is in material breach of the Material Contract.

(n)           Suppliers and Customers.  Since December 31, 2003, no substantial supplier or customer of the Group Companies (being one which supplies or purchases, as appropriate,

greater than 10% of the Group Companies’ combined annual purchases or sales, as appropriate), who is at the date of this Agreement still a supplier or customer of the Group Companies, has:

(i)            stopped, or to the Seller’s knowledge, indicated an intention to stop (as a direct result of the execution or performance of this Agreement or otherwise), trading with the Group Companies;

(ii)           reduced, or to the Seller’s knowledge, indicated an intention to reduce (as a direct result of the execution or performance of this Agreement or otherwise), substantially its trading with the Group Companies; or

(iii)          changed, or to the Seller’s knowledge, or indicated an intention to change (as a direct result of the execution or performance of this Agreement or otherwise), substantially the terms on which it is prepared to trade with the Group Companies.

(o)           Effect of Sale.  Neither the execution nor the performance of this Agreement or any document to be executed at or before Closing in connection with this Agreement will:

(i)            conflict with;

(ii)           result in a breach of; or

(iii)          give rise to an event of default under,

any agreement or arrangement to which the Group Companies are (or any of them is) a party or any legal or administrative requirement by which the Group Companies are (or any of them is) bound, other than any such conflicts, breaches or defaults which would not reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or such other document or to have a material adverse effect on the businesses of the Group Companies, taken as a whole.

(p)           Employees

(i)            General -  Section 6.1(p) of the Disclosure Schedule sets forth:

(a)                      the total number of the Group Companies’ employees, including those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with the Group Companies;

(b)                     the name, date of start of employment, salary and age of each such employee; and

(c)                      all “employee benefit plans” as defined in Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal

Revenue Code, and all other bonus, incentive, deferred compensation, profit sharing and stock plans of the Group Companies.

 (ii)              Records – Since January 1, 2002, the Group Companies have maintained materially accurate records regarding the employment of each of its employees and termination of employment.

 (iii)             Labor and Employment - None  of the employees of any of the Group Companies is party to a collective bargaining agreement.

(q)           Guarantees.  None of the Group Companies has granted any kind of surety, guarantee or comfort letter to secure the debt of third parties, employees, shareholders or directors.

(r)            Litigation and Compliance with Law.

(i)            Except for the collection of debts in the ordinary course of business, the Group Companies are not involved in any civil, criminal, arbitration, administrative or other proceeding. No civil, criminal, arbitration, administrative or other proceeding is pending or, to the Seller’s knowledge, threatened against the Group Companies.  There are no facts, circumstance or events that the Seller believes are likely to give rise to material litigation.

(ii)           To the Seller’s knowledge, there is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Group Companies which would reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or to have a material adverse effect of the businesses as of the Group Companies, taken as a whole;

(iii)          To the Seller’s knowledge, the Group Companies have conducted their respective business and dealt with their respective assets in compliance with all applicable legal and administrative requirements, except where the failure to comply would not reasonably be expected to have a material adverse effect on the businesses of the Group Companies, taken as a whole; and

(iv)          There is not pending and has not been any government or other investigation, inquiry or disciplinary proceeding involving the Group Companies and none is, to the Seller’s knowledge, threatened.

(s)           Powers of Attorneys.  The Group Companies have not given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on behalf of the Group Companies (or any of them) (other than an authority for a director, officer,  sales representative or employee to enter into an agreement in the ordinary course of that person’s duties).

(t)            Brokerage or Commissions - Except for Marketing Management Group, no person or firm is entitled to receive a finder’s fee, brokerage or commission from the Group Companies in connection with this Agreement.

(u)           Insider Agreements - Except for employment agreements, there is not, and during the two years ending on the date of this Agreement there has not been, any agreement or arrangement (legally enforceable or not) to which the Group Companies are or were (or any of them is or was) a party and in which a shareholder, director, officer or employee of the Group Companies (or any of them) is or was interested in any way.

Section 6.2             Covenants of Seller.  Each of Seller and the Company covenants to Purchaser as follows:

(a)           Business Operation:  Prior to Closing, the Company will, and Seller shall cause the Company to, operate its business only in the ordinary course and will use its best efforts to preserve the business intact, to retain its present customers and suppliers so that they will be available to Purchaser after Closing and to cause the consummation of the transactions contemplated by this Agreement.

(b)           Access:  Prior to Closing, the Company shall permit Purchaser and its representatives access to its  property, business, customers, suppliers and employees and furnish all documents regarding the affairs of the Company as Purchaser may reasonably request.

(c)           Material Change:  Prior to Closing, the Company shall promptly notify Purchaser of any material adverse change in the results of operation of the Group Companies, taken as a whole.

(d)           Third Party Approvals:  Prior to Closing, the Company shall obtain the approvals, assignments, releases, waivers and consents of the third parties and governmental authorities listed on Schedule 7.

(e)           Mortgages; Liens: Prior to Closing, the Company shall not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any lien or claim against the assets of the Group Companies except transactions in the ordinary course of business.

(f)            Changes in Inventory: Prior to Closing, the Company will not alter the physical contents or character of any of its inventory other than as a result of transactions in the ordinary course of business.

(g)           Intellectual Property Undertakings:  The Company and Seller shall use its and his commercially reasonable efforts to comply with the Intellectual Property Undertakings prior to Closing outlined on Schedule 3.

Section 6.3             Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date:

(a)           It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Execution, delivery and performance by it of this Agreement or any document to be executed at or before Closing in connection with this Agreement will not conflict with or violate (i) any provisions of its charter, bylaws or other similar documents; (ii) any agreement or arrangement to which it is a party; or (iii) any law, rule, regulation or order binding on it.

(c)           Its obligations under this Agreement, and each document executed by it in connection with this Agreement are, or when the relevant document is executed will be, valid, binding on, and enforceable against the it in accordance with their terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 6.4  Covenants of Purchaser.

(a)           Simultaneously with the execution hereof, Purchaser will deliver to Seller and the Company the Guaranty of Payment and Performance made by Fossil, Inc. in favor of the Company and Seller in the form attached hereto as Exhibit 7.

(b)           Prior to Closing, Purchaser shall obtain the  approvals, assignments, releases, waivers and consents of all third parties and governmental authorities listed on Schedule 7.

ARTICLE 7

INDEMNIFICATION

Section 7.1             Indemnification by Seller. Subject to the limitations of Section 7.5, Seller shall indemnify and hold Purchaser, its employees, officers, directors, affiliates, representatives, agents, and other control persons harmless from, against and in respect of the following (a “Purchaser’s Claim”):

(a)           Any and all loss, liability or damage suffered or incurred by Purchaser (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Seller contained herein or in any exhibit, schedule, certification, document or instrument delivered to Purchaser by the Company or Seller hereunder (each of such untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement a “Breach”); and

(b)           Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

Section 7.2             Indemnification by Purchaser.  Subject to the limitations of Section 7.5, Purchaser shall indemnify and hold the Company and Seller, and their respective representatives,

agents, and other control persons harmless from, against and in respect of the following (a “Seller’s Claim”):

(a)           Any and all loss, liability or damage suffered or incurred by the Company or Seller (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any exhibit, schedule, certification, document or instrument delivered by Purchaser to the Company or Seller hereunder;

(b)           Any product liability or breach of warranty claims relating to products sold by Purchaser or relating to any occurrences of any nature after Closing;

(c)           Any obligation or liability with respect to the Employees arising out of or relating solely to any occurrences of any nature after Closing;

(d)           Any tax filing or return or payment made, or positions taken, by Purchaser after Closing with any governmental authority which results in an assertion of damages against Seller;

(e)           Any and all loss, liability or damage suffered or incurred by Seller (including interest, penalties and attorneys fees) by reason of or in connection with any claim for any finder’s or brokerage fee or other commission resulting from any services alleged to have been rendered to, or at the insistence of, or on behalf of or for Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

(f)            Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, legal expenses as shall be determined by a court of competent jurisdiction, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

Section 7.3             Indemnification Procedures.  In seeking indemnification under Section 7.1 or 7.2, the Parties agree to abide by the following procedure:

(a)           For the purposes of this Article 7.3, the term “Indemnitee” shall mean the person(s) entitled, or claiming to be entitled, to be indemnified pursuant to the provisions of Article 7.1 or 7.2 hereof. The term “Indemnitor” shall mean the person(s) having the obligation to indemnify pursuant to such provisions.

(b)           An Indemnitee shall promptly give the Indemnitor written notice (an “Indemnity Notice”) of any matter which an Indemnitee has determined has given or could give rise to a right of an indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is being claimed or arises.  If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnitee within 20 days of receipt of such Indemnity Notice whether the Indemnitor disputes the claim described in such Indemnity Notice, then the loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnitor, and the Indemnitor shall pay the amount of such loss to the Indemnitee on demand.  If the Indemnitor has timely disputed its liability with respect to such claim in writing (a “Dispute Notice”), the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 45 days of the delivery of such Dispute Notice to the Indemnitee, such dispute shall be resolved by arbitration in accordance with Section 10.5 hereof.

(c)           If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a “Third Party Claim”) the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own at its own costs and expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice. In the event the Indemnitor exercises its rights to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitor is directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available in it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee.  No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. No Third Party Claim shall be settled by the Indemnitee without the written consent of the Indemnitor.

Section 7.4             Survival of Representations and Warranties:  Notwithstanding any investigation by any Party, the representations, warranties, covenants and other agreements contained herein shall survive the Closing until the first annual anniversary thereof, provided, however that the representations, warranties, covenants and other agreements contained in (i) Sections 6.1(a), (b) and (e) shall survive the Closing indefinitely, and (ii) Section 6.1(h) shall survive the Closing until the expiration of the applicable statute of limitations (the “Survival Period”); provided, however, that all such representations and warranties shall survive indefinitely for all claims which are asserted on or before the expiration of the Survival Period.

Section 7.5  Indemnification Limitation.  To the extent that a Party seeks indemnification for damages hereunder following the Closing, the Indemnitee’s remedy will at all times be limited to the amount of $20 million (the “Indemnification Cap Amount”). The indemnification provided for herein will not apply unless and until the aggregate amount of the damages for which the Indemnitee seeks indemnifications exceeds $400,000 in the aggregate, in which event the indemnification provided for will include all damages up to the Indemnification Cap Amount.  The Parties seeking indemnification pursuant hereto shall only be entitled to be reimbursed for the actual indemnified expenditures or damages incurred by them for the above described losses.

Section 7.6  Sole Remedy.  The Parties’ respective rights and remedies under Section 7.1 and Section 7.2 hereof shall be such Parties’ sole and exclusive rights and remedies on account of any claims arising out of or in connection with this Agreement.

Section 7.7  Reduction for Tax Benefit.  To the extent that Purchaser shall receive any tax benefit as a result of any Purchaser’s Claim arising under Section 7.1, the amount (if any) payable Seller on account of such Purchaser’s Claim shall be reduced by the amount of the tax benefit actually received by Purchaser (assuming the application of the average effective State and Federal tax rates applicable to Purchaser in the year in which such tax benefit is received).  To the extent that the Company or Seller, as the case may be, shall receive any tax benefit as a result of any Seller’s Claim arising under Section 7.2, the amount (if any) payable by Purchaser on account of such Seller’s Claim shall be reduced by the amount of the tax benefit actually received by the Company or Seller, as the case may be (assuming the application of the average effective State and Federal tax rates applicable to the Company or Seller, as the case may be, in the year in which such tax benefit is received).

Section 7.8  Reduction for Insurance Proceeds.  To the extent that Purchaser shall receive payment under any insurance policies or from any other source on account of any Purchaser’s Claim arising under Section 7.1, the amount (if any) payable by Seller on account of such Purchaser’s Claim shall be reduced by the amount of such payment or, if Purchaser shall have already collected on such Purchaser’s Claim from Seller, then Purchaser shall repay to Seller the amount of such payment.  To the extent that the Company or Seller, as the case may be, shall receive payment under any insurance policies or from any other source on account of any Seller’s Claim arising under Section 7.2, the amount (if any) payable by Purchaser on account of such Seller’s Claim shall be reduced by the amount of such payment or, if the Company or Seller, as the case may be, shall have already collected on such Seller’s Claim from Purchaser, then the Company or Seller, as the case may be, shall repay to Purchaser the amount of such payment.

ARTICLE 8

CONFIDENTIALITY

Section 8.1             Confidentiality.  The Parties agree that the terms of that certain confidentiality agreement between Fossil, Inc. and Michele Watches dated June 10, 2003 shall be incorporated herein by reference; provided, however, that the terms and provisions shall apply to the Parties hereto and shall survive the Closing.

ARTICLE 9

TERMINATION

Section 9.1             Termination of Agreement.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing:

(a)           by the mutual consent the Parties;

(b)           by Purchaser if any of the conditions to the Closing as set forth in Section 5.1 is not fulfilled or waived by Purchaser on or prior to the Closing Date; or

(c)           by Seller if any of the conditions to the Closing as set forth in Section 5.2 is not fulfilled or waived by Seller on or prior to the Closing Date; or

(d)           by either Party if the Closing has not occurred on or prior to April 30, 2004.

Section 9.2             Rights of Termination.  The rights of termination as provided for under Section 9.1 hereof may be exercised at any time after the occurrence of an event or the discovery of circumstances which gives rise to a right of termination. However, failure to assert a right of termination upon the occurrence of an event or the discovery of circumstances which give rise to a right of termination shall not be, or be deemed, a waiver of such right.

Section 9.3             No Waiver of Rights.  A termination under Section 9.1 hereof shall not relieve either Party of any liability for a Breach, and any such termination shall not be deemed to be a waiver of any available remedy for any such Breach, and in the event of any such Breach, the prevailing Party shall also be entitled to its reasonable attorneys’ fees and expenses.

ARTICLE 10

MISCELLANEOUS

Section 10.1           Expenses. The Parties shall each pay their own expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereunder, including any and all disbursements to their respective counsel.

Section 10.2           Assignment.  Unless specifically consented to in writing by the other Party, neither Party may assign or transfer this Agreement or any of its rights hereunder, and any attempted assignment thereof shall be void and of no force and effect.  It is expressly understood and agreed that either Party is under no obligation to consent to any proposed assignment on the part of the other Party and that each of the Parties, in its sole discretion, shall have absolute authority to decide whether or not a consent to assignment shall be given.

Section 10.3           Notice.  Notices to be given to any Party under this Agreement shall not be effective unless given in writing and hand delivered or mailed by certified mail, or via overnight courier, or sent by facsimile to such Party at the following addresses and facsimile numbers. Any Party may change its address or facsimile number by giving notice of such change in the manner above provided.

For Seller or	Jack Barouh
the Company:	President
Tempus International Corp.
20201 N. E. 16th Place
Miami, FL 33179

Phone: 305-650-9770
Fax: 305-650-9729

with copy to:	Donn Beloff, Esq.
Akerman Senterfitt
350 East Las Olas Blvd.
Ft. Lauderdale, FL 33301
Phone: 954-468-2478
Fax: 954-463-2224

For Purchaser:	T.R. Tunnell
Executive Vice President & Chief Legal Officer
Fossil, Inc.
2280 North Greenville Ave.
Richardson, Texas 75082
Phone: 972-699-2139
Fax: 972-498-9639

with copy to:	Ron Frappier, Esq.
Jenkens & Gilchrist
1445 Ross Avenue
Dallas, TX 75202
Phone: 214-855-4743
Fax: 214-855-4300

Notices sent via certified mail or courier shall be deemed to have been received as of the date indicated by the postal or courier’s receipt as having been received by the intended recipient.  Notices sent via electronic mail or facsimile shall be deemed to have been received one (1) Business Day after the date on which they were transmitted against confirmation.

Section 10.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 10.5           Dispute Resolution.  The Parties will submit any and all disputed issues hereunder to final and binding arbitration.  A disputed issue means any disagreement in regard to any of the terms and conditions of this Agreement.  Any such dispute will not be subject to appeal to any court except to permit a Party to seek court enforcement of any arbitration award rendered hereunder.  If the Parties agree to the appointment of a single arbitrator, then the single arbitrator will determine and decide any dispute arising hereunder.  If the Parties cannot agree to the selection of a single arbitrator, then each Party will designate an attorney to serve as an arbitrator, and the selected attorneys will select a third arbitrator.  The arbitrator(s) will establish rules for the conduct of the arbitration consistent with the rules of the American Arbitration Association.  The arbitrator(s) will be impartial and will have no prior or present relationship with any of the Parties.  The arbitrator(s) will be empowered to hear, conclusively determine and resolve all claims and disputes between the Parties.  The costs of the arbitration shall be shared equally by the Parties, provided that the fees, costs, and expenses of the prevailing Party (as reasonably determined by the arbitrator(s)), including arbitrators’ and reasonable attorney fees incurred in connection with any such arbitration, shall be paid by the losing Party in the event the arbitrator(s) determine the proceeding was brought or defended in bad faith by the losing Party.  The costs and expenses of the prevailing Party in collecting any such award shall be paid by the non-prevailing Party.

In such arbitration proceedings, each of the Parties shall submit to the arbitrator(s) in writing their respective positions with respect to the dispute for which arbitration proceedings have been commenced, together with such supporting documentation as such Party deems necessary or as such arbitrator(s) request.  Such arbitrator(s) shall, as soon as practicable after receiving the written positions of both Parties and all subsequent supporting documentation requested by such arbitrator(s), and after having heard such testimony as they may deem appropriate, render their decisions as to such dispute, which decision shall be in writing and final and binding on, and nonappealable  by (except as provided by law), the Parties.  The arbitrator(s) shall issue any injunctive or similar order they deem appropriate.  Arbitration proceedings shall be held in Miami, Florida.  The arbitrator(s) shall be bound by the laws of the United States of America, and shall be bound by the obligation to retain confidential information in confidence in perpetuity, and not to disclose any confidential information of either Purchaser or Seller.  With respect to any other provision in this Agreement to the contrary notwithstanding, including the arbitration clause set forth in this Section 10. 5, courts shall retain their injunctive powers, and either Party’s resort to injunctive relief or arbitration shall not be deemed as an election not to proceed with any other remedy.  Further (i) the arbitrator(s) shall expedite the proceedings to reach a final decision within 90 days of the demand; (ii) the arbitrator(s) shall be bound in their deliberations and their decision by the terms of the Agreement and applicable law; (iii) the arbitrator(s) must permit the Parties to make reasonable discovery on an expedited basis; and (iv) the arbitrator(s) must render a reasoned decision, identifying their findings of fact and conclusions of law.

Section 10.6           Binding Effect; Entire Agreement.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties herein and to their respective successors. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous and contemporaneous negotiations, commitments and undertakings, whether written or oral. No waiver or amendment to this Agreement will be effective unless it is in writing and is signed by a duly authorized representative of the Party sought to be bound thereby.

Section 10.7           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

Section 10.8           Publicity.  Except as may otherwise be required by law, neither Party may make any announcement including any announcement to employees, customers, or suppliers or otherwise make publicly available any statement or release concerning this Agreement or the transactions contemplated hereunder without first obtaining the other Party’s written approval of any proposed statement or release. If either Party is required by law to make any statement or other disclosure concerning this Agreement or the transactions contemplated hereby (the Disclosing Party), the Disclosing Party shall provide the other Party the opportunity to review and comment upon such statement or disclosure prior to its filing or release and shall make any revisions therein that the other Party may reasonable request.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.

FMW ACQUISITION, INC.

By:
Name:
Title:

TEMPUS INTERNATIONAL, CORP.

By:
Name:
Title:

JACK BAROUH, individually

EXHIBIT 1

AGREED BALANCE SHEET AS OF DECEMBER 31, 2003

EXHIBIT 2

TEMPUS FINANCIAL STATEMENTS

EXHIBIT 3

MW SWISS FINANCIAL STATEMENTS

EXHIBIT 4

FORM OF

STOCK OPTION AWARD AGREEMENT AND

CONFIDENTIALITY AGREEMENT

EXHIBIT 5

OFFER LETTER TO JACK BAROUH

EXHIBIT 6

TERM SHEET RELATED TO

THE ASSET PURCHASE AGREEMENT BETWEEN

PACE INTERNATIONAL, LTD. AND THE COMPANY

EXHIBIT 7

GUARANTY OF PAYMENT AND PERFORMANCE OF FOSSIL, INC.

SCHEDULE 1

TRADEMARK APPLICATIONS AND REGISTRATIONS

SCHEDULE 1.1

DESIGN PATENTS

SCHEDULE 2

PRE-CLOSING INTELLECTUAL PROPERTY OBLIGATIONS

SCHEDULE 3

PRE-CLOSING INTELLECTUAL PROPERTY UNDERTAKINGS

SCHEDULE 4

FORM OF RESIGNATION OF DIRECTORS

AND OFFICERS OF THE COMPANY

SCHEDULE 5

SELLER’S DISCLOSURE SCHEDULE

SCHEDULE 6

SELLER’S REQUIRED CONSENTS

SCHEDULE 7

PURCHASER’S REQUIRED CONSENTS